Exhibit 5.1

DE BRAUW BLACKSTONE WESTBROEK P.C	LINKLATERS & ALLIANCE

Advocaten Notarissen Belastingadviseurs

1345 Avenue of the Americas 19th Floor New York NY 10105

Telephone:      (212)  424  9140
Facisimile:      (212)  424  9100

To	Chicago Bridge & Iron Company N.V. Polarisavenue 31 2132 JH Hoofddorp The Netherlands

Rutger de Witt Wijnen — advocaat Telephone: (212) 424-9146 Facsimile: (212) 424-9100 E-mail: hrdewittwijnen@dbbw.nl

New York, May 31, 2002 Our ref. : 193.904/opinion SEC_execution

Dear Sirs,

Chicago Bridge & Iron Company N.V.

1	Introduction

I have acted as Dutch legal adviser (advocaat) to Chicago Bridge & Iron Company N.V., with corporate seat in Amsterdam, (the “Company”) in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 2,000,000 ordinary shares in the share capital of the Company held by Wedge Engineering B.V. and 100,000 ordinary shares in the share capital of the Company held by Mr. William H. White (collectively, the “Wedge/White Shares”) and 1,005,000 ordinary shares in the share capital of the Company held by the Company (the “Company Shares” and, together with the Wedge/White Shares, the “Shares”).

2	Dutch law

This opinion is limited to, and is given on the basis that all terms used in it will be construed in accordance with, Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion.

Attorneys at law, tax lawyers, candidate civil law notaries. Admitted in the Netherlands. Not admitted in New York. De Brauw Blackstone Westbroek P.C. is the New York Branch of De Brauw Blackstone Westbroek New York B.V., The Hague, registered with the Trade Register in the Netherlands under no 27172369.

Linklaters & Alliance is a non-partnership association of: Linklaters; De Brauw Blackstone Westbroek; and Gianni, Origoni, Grippo & Partners.

DE BRAUW BLACKSTONE WESTBROEK P.C.

3	Scope of Inquiry

For the purpose of this opinion, I have examined such documents and obtained such confirmations as I have deemed necessary in order to enable me to render this opinion, including the documents and confirmations listed in the Annex.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4)	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.
4.3	Any minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any written resolutions referred to in paragraph 3 (i) were validly passed and remain in full force and effect without modification, and (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true.

4.4	The Wedge Purchase Agreement and the PDM Purchase Agreement (the “Agreements”) (i) are within the capacity and powers of, and have been validly authorised and signed by, each party other than the Company, (ii) have been signed on behalf of the Company by Mr. Gerald M. Glenn for Chicago Bridge & Iron Company B.V. (the “Managing Director”) and (iii) are valid, binding and enforceable on each party under the law by which they are expressed to be governed.

4.5	The Shares have been placed (geplaatst) in accordance with the resolutions referred to in the Annex.

4.6	The amount of the authorised share capital (maatschappelijk kapitaal) of the Company at the time of each issue was sufficient to allow for the issuance of the Shares (it being noted that I have no reason to believe that this assumption is not true).

4.7	At the time of the issue of the Shares, the Company did not possess inside information (voorwetenschap) in respect of it or the trade in its securities.

4.8	The Wedge/White Shares are included in the ordinary shares that were issued to WGI pursuant to the Wedge Purchase Agreement on December 29, 2000 and the Company Shares are included in the ordinary shares that were issued to PDM pursuant to the PDM Purchase Agreement on February 7, 2001.

4.9	At the time of each contribution (the “Contribution”) on the Shares in accordance with the Descriptions concerned, the value of the Contribution was at least equal to the amount to be paid on the Shares concerned (it being noted that this assumption is supported by the Auditor’s Reports) and the Contribution has been validly transferred to the Company.

LINKLATERS
& ALLIANCE

DEBRAUW BLACKSTONE WESTBROEK P.C.

5	Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to any matters not disclosed to me, I am of the opinion that the Shares have been duly authorised and validly issued in accordance with Dutch law and are fully paid and non-assessable (and accordingly, no obligation other than to pay up the nominal amount of a Share may be imposed upon a shareholder against his will even by an amendment of the articles of association of the Company).

6	Reliance

This opinion is solely for the purpose of the Registration and may be filed with the SEC as an exhibit to the amended registration statement pertaining to the Registration. I hereby consent to the reference to De Brauw Blackstone Westbroek P.C., New York, New York, under the heading "Legal Matters" in the amended registration statement relating to the Registration to be filed with the SEC on May 31, 2002 (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended). Otherwise, it is not to be transmitted to anyone nor is it to be relied upon by anyone for any other purpose.

Yours faithfully,

/s/ H. Rutger de Witt Wijnen

H. Rutger de Witt Wijnen for De Brauw Blackstone Westbroek P.C.

DE BRAUW BLACKSTONE WESTBROEK P.C.

Annex

Faxed copies (unless stated otherwise) of the following documents:

1	A notarial copy of the Company’s deed of incorporation, its articles of association as in effect after the deeds of amendment dated June 30, 1999, August 10, 2000, December 29, 2000 and June 1, 2001 and its articles of association as most recently amended on May 14, 2002, and a notarial copy of the deed of incorporation of the Managing Director, containing the Managing Director’s articles of association, each as filed with the chamber of commerce and industry for Amsterdam (the “Chamber of Commerce”).

2	Trade register extracts provided by the Chamber of Commerce dated December 19, 2000, February 2, 2001 and May 31, 2002 regarding the Company and dated December 19, 2000, January 17, 2001 and May 31, 2002 regarding the Managing Director.

3	The minutes and written resolutions of the Company’s general meeting of shareholders held on May 12, 1999 and on December 15, 2000 (as well as a correction of the latter minutes), the Company’s managing board (directie) dated, by some of the signatories, December 14, 2000 and dated February 2, 2001, the Company’s supervisory board (raad van commissarissen) held on September 8, 2000 and February 2, 2001 as well as the confirmations from the secretary of the Company’s supervisory board dated November 27, 2000, February 2, 2001 and February 6, 2001.

4	Letters dated December 13, 2000 and February 2, 2001 of the Company to the Securities Board of the Netherlands (Stichting Toezicht Effectenverkeer).

5	An executed copy of a purchase agreement dated as of July 30, 2000 between the Company, CB&I Tyler Company, Wedge Group Incorporated and WGI Tyler, Inc. (“WGI”) and a conformed copy of the amendment thereof dated November 17, 2000 (together, the “Wedge Purchase Agreement”).

6	A print of an e-mailed copy received by me on February 6, 2001 of an execution copy of a purchase agreement dated as of February 7, 2001 between the Company, CB&I Constructors, Inc. and Pitt-Des Moines, Inc. (“PDM”) (the “PDM Purchase Agreement”).

7	Two descriptions, dated december 19, 2000 and February 2, 2001 (the “Descriptions”) and two auditor’s reports in respect thereof, dated December 19, 2000 and February 6, 2001 (the “Auditor’s Reports”) as referred to in Section 2:94b Civil Code (Burgerlijk Wetboek, “CC”) and 2:94a (2) CC.

The following confirmations given by telephone on the date of this opinion and on December 28, 2000, February 6, 2001 and February 7, 2001:

8	Confirmations from the Chamber of Commerce that the trade register extracts referred to in the Annex (excluding the trade register extract dated May 31, 2002) are up to date. (It is noted that trade register extracts do not provide conclusive evidence that the facts set out in it are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or

LINKLATERS
& ALLIANCE

DE BRAUW BLACKSTONE WESTBROEK P.C.

incompleteness of its trade register registration against third parties who were unaware of it.)

9	Confirmations from the office of the bankruptcy division (faillissementsgriffie) of the Amsterdam district court that the Company and the Managing Director are not registered as having been declared bankrupt or granted suspension of payments. (It is noted that such confirmations from the office of the bankruptcy division do not provide conclusive evidence that the Company or the Managing Director have not been declared bankrupt or granted suspension of payment.)

LINKLATERS
& ALLIANCE

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